Exhibit 8.1

[ ], 2005

SBC Communications Inc.,
      175 East Houston,
      San Antonio, TX 78205.

Ladies and Gentlemen:

     We have acted as counsel to SBC Communications Inc., a Delaware corporation (“SBC”), in connection with the planned acquisition of all of the outstanding shares of AT&T Corp., a New York corporation (“AT&T”), by SBC in exchange for SBC common shares and preferred shares by means of a merger (the “Merger”) of Tau Merger Sub Corporation, a New York corporation and a wholly-owned subsidiary of SBC (“Merger Co.”), with and into AT&T, with AT&T surviving, pursuant to the Agreement and Plan of Merger dated as of January 30, 2005, among AT&T, SBC and Merger Co. (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings specified in the Agreement, which is attached to the registration statement filed with the Securities and Exchange Commission on Form S-4, as amended, with respect to the Merger (the “Registration Statement”).

     We have assumed with your consent that (i) the Merger will be effected in accordance with the Agreement and (ii) the representations contained in the officer’s certificates delivered to us by AT&T and SBC, dated [ ], 2005, were true and correct when made and will be true and correct at the Effective Time without regard to any qualification based on knowledge, belief or intention.

     On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that:

(i)	the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and

(ii)	each of SBC, Merger Co. and AT&T will be a party to that reorganization within the meaning of Section 368(b) of the Code.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,